Prestige Capital Corporation Certificate of Amendment

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 110,000,000 shares ("Capital Stock"). The classes and the aggregate number of shares of each class of Capital Stock that the Company shall have authority to issue are as follows:

(a) Capitalization. The aggregate number of shares which the Corporation shall have the authority to issue is one hundred ten million (110,000,000) shares of all classes of stock, consisting of one hundred million (100,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value.

(b) Reverse Stock Split. Upon the filing and effectiveness ("Effective Time") of this Certificate of Amendment pursuant to the Nevada Revised Statutes, each five (5) shares of the common stock ("Old Common Stock") issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation's common stock, $.001 par value per share (the "New Common Stock") without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective time, own a number of shares of Old Common Stock which is not evenly divisible by 5 shall, with respect to such fractional interest, be entitled to receive one (1) whole share of Common Stock in lieu of a fraction of a share of New Common Stock. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination."

ARTICLE X

INDEMNIFICATION

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XI

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE XII

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

ARTICLE XIII

AUTHORITY OF BOARD OF DIRECTORS

TO CHANGE THE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

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